Exhibit 2
LLC INTEREST PURCHASE AGREEMENT
     This LLC Interest Purchase Agreement (“Agreement”) is effective as of August 14, 2006, 2006 (“Effective Date”), by and among Carondelet Health Network (“Purchaser”), an Arizona non-profit corporation, Southern Arizona Heart, Inc. (“Seller”), a North Carolina corporation, and MedCath Incorporated (“Parent”), a North Carolina corporation.
RECITALS
     Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of Seller’s member’s interest (“Interest”) in MedCath of Tucson, L.L.C., a North Carolina limited liability company d/b/a Tucson Heart Hospital (“Company”) upon the terms and subject to the conditions set forth in this Agreement. Such sale to Purchaser will make Purchaser own approximately 78.970967% of the Company and Seller shall thereafter hold no interest in the Company. The Interest constitutes 58.968898% of all outstanding members’ interests of the Company.
AGREEMENT
     In consideration of the foregoing and the respective representations, warranties, covenants, and agreements contained in this Agreement, and intending to be legally bound, the parties to this Agreement agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement, the following terms have the meanings indicated below:
     “Basket” has the meaning specified in Section 12.06.
     “Best Efforts” means the commercially reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to attempt to ensure that such result is achieved in as prompt and timely a manner as reasonably possible.
     “Breach” means, with respect to a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.
     “Closing” has the meaning specified in Section 4.01.
     “Closing Date” means the date and time as of which the Closing actually takes place.

     “Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and the regulations promulgated thereunder.
     “Company” has the meaning specified in the Recitals of this Agreement.
     “Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
     “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:
     (a) the sale of the Interest by Seller to Purchaser;
     (b) the execution, delivery, and performance of the Related Documents;
     (c) the performance by Purchaser and Seller of their respective covenants and obligations under this Agreement; and
     (d) Purchaser’s acquisition and assumption of ownership of the Interest.
     “Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
     “Damages” has the meaning specified in Section 12.02.
     “Encumbrance” means any community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction on use, voting, transfer, receipt of income, or exercise of any other material attribute of ownership.
     “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
     “Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:
     (a) any environmental, health, or safety matters or conditions (including on-site or offsite contamination, occupational safety and health, and regulation of chemical substances or products);
     (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

     (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or
     (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.
     The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).
     “Environmental Law” means any Legal Requirement that requires or relates to:
     (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment,
     (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances materials into the Environment;
     (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;
     (d) protecting resources, species, or ecological amenities;
     (e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;
     (f) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or
     (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Facility” or “Facilities” means any real property, leaseholds, or other interests owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) owned or operated by the Company.
     “Financial Statements” has the meaning specified in Section 5.04.
     “Fixed Assets” has the meaning specified in Section 5.10.

     “GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Agreement Balance Sheet and the other financial statements referred to in this Agreement were prepared.
     “Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” means any:
     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
     (b) federal, state, local, municipal, foreign, or other government;
     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
     (d) multi-national organization or body; or
     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Government Programs” has the meaning as specified in Section 5.25.
     “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.
     “Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.
     “Health Temp Matter” has the meaning specified in Section 12.06(a).
     “Including” has the meaning specified in Section 13.06.
     “Indemnified Persons” has the meaning specified in Section 12.02.
     “Interest” has the meaning specified in the Recitals of this Agreement.

     “Inventory” has the meaning specified in Section 5.16.
     “IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
     “JCAHO” has the meaning specified in Section 5.25
     “Knowledge” means, with respect to an individual, that such individual:
     (a) is actually aware of such fact or other matter; or
     (b) should reasonably be expected to be aware of such fact or other matter because such individual had previously received written or email notice of such matter.
     A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, manager, chief nursing officer, trustee, president, chief executive officer, chief operating officer, chief financial officer, treasurer, or senior compliance officer of such Person has Knowledge of such fact or other matter. The Knowledge of Seller and Parent shall also include the Knowledge of the foregoing individuals of the Company (but with respect to a manager or director of the Company, only if such manager or director was elected by Seller or Parent) and the foregoing individuals of the Company’s management company, if any.
     “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.
     “Material Adverse Effect” has the meaning specified in Section 5.04.
     “Material Contract” has the meaning specified in Section 5.07.
     “Medicaid” shall mean Title XIX of the Social Security Act, as amended, and any Arizona Social Security Act Waiver Program.
     “Medicare” has the meaning as specified in Section 5.25.
     “Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
     “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Ordinary Course of Business” means, with respect to an action taken by a Person:

     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and
     (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).
     “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any agreement of partnership of a general or limited partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of organization and the operating agreement, if any, of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.
     “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
     “Personal Property Leases” has the meaning specified in Section 5.12.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Purchaser” has the meaning specified in the first paragraph of this Agreement.
     “Purchaser’s Advisors” has the meaning specified in Section 7.01.
     “Purchaser’s Closing Documents” has the meaning specified in Section 6.05.
     “Real Property Leases” has the meaning specified in Section 5.12.
     “Related Documents” means the Noncompetition and Nondisclosure Agreement, and all documents required to be executed or delivered pursuant to Section 4.02 of this Agreement.
     “Related Person” means, with respect to a specified Person other than an individual:
     (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; and
     (b) any Person that holds a Material Interest in such specified Person.
     For purposes of this definition, “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 50% of the outstanding voting power of a

Person or equity securities or other equity interests representing at least 50% of the outstanding equity securities or equity interests in a Person.
     “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.
     “Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Seller” has the meaning specified in the first paragraph of this Agreement.
     “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.
     “Tax Return” has the meaning set forth in Section 5.21.
     “Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
     “Threatened” means, with respect to a claim, Proceeding, dispute, action, or other matter, such matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any notice has been given (in writing), or if any other material event has occurred or any other material circumstances exist (including but not limited to an oral demand, notice, or statement) that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is more likely than not to be asserted, commenced, taken, or otherwise pursued in the future.
     “TSA” has the meaning set forth in Section 4.02.
     “Waiver Program” has the meaning as specified in Section 5.25.
ARTICLE II
SALE AND PURCHASE
     Section 2.01. Transfer of Interest. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell and transfer the Interest to Purchaser, and Purchaser will purchase from Seller, the Interest, free and clear of all Encumbrances, charges, claims, or restrictions of any type except as otherwise provided by this Agreement. The parties also agree that the Recitals on page 1 of this Agreement are true, agreed to, and are a part of this Agreement.
ARTICLE III
PURCHASE PRICE
     Section 3.01. Purchase Price. The purchase price (“Purchase Price”) for the Interest shall be the amount listed on Schedule 3.01.
ARTICLE IV
CLOSING
     Section 4.01. Closing. The purchase and sale (the “Closing”) provided for in this Agreement will take place at such place and in such manner as the parties reasonably agree upon on August 31, 2006 to be effective as of September 1, 2006 at 12:01 a.m., or at such other time and place as the parties agree.
     Section 4.02. Closing Obligations. At the Closing or thereafter in the case of (d) below:
     (a) Seller will deliver to Purchaser:
     (i) a certificate that the transfer of the Interest has been duly recorded on the Company’s books and records;
     (ii) a certificate executed by Seller representing and warranting to Purchaser that each of Seller’ representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements that were duly delivered by Seller to Purchaser prior to the Closing Date pursuant to the terms of this Agreement);
     (iii) the Non-Competition Agreement, the form of which is attached at Exhibit A.
     (iv) [intentionally omitted]
     (v) the corporate record book and other records of the Company; and
     (vi) all material documents and instruments and records pertaining to bank accounts and safety deposit boxes of the Company, together with such instruments as required by the depository institutions to change the signatories on such accounts and for such safety deposit boxes.
     (b) Purchaser will deliver to Seller:
     (i) The Purchase Price in cash or other immediate available funds;

     (ii) a certificate executed by Purchaser to the effect that, except as otherwise stated in such certificate, each of Purchaser’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and
     (iii) Purchaser’s assumption of the standby agreement dated February 26, 1998 relating to the medical office building adjacent to the Facility, a copy of such agreement and the form of the assumption is attached hereto as Exhibit 4.02(b)(3).
     (iv) Reimbursement for 50% of the $34,375 and related taxes and benefits for the bonus due as of the closing to Gregg Magers.
     (c) Company will pay its outstanding indebtedness due to MedCath Finance Company pursuant to the terms of such debt in cash or other immediately available funds which include all principal and interest due thereon and all amounts required to be advanced to pay any amount due to Parent or Seller for management fees and other goods and services provided by them to the Company (“MedCath Finco Debt”) through the Closing Date. As of April 30, 2006, the parties agree that the outstanding balance of MedCath Finco Debt, including accrued but unpaid interest and other unpaid amounts due for management fees and other goods and services provided to the Company was the amount shown on Schedule 4.02(c) as the April 30, 2006 MedCath Finco Debt. Company shall not be obligated to pay any MedCath Finco Debt in excess of the amount shown on Schedule 4.02(c) as the MFC Cap (the “MFC Cap”).
     (d) Within 60 days after Closing, Seller or Parent may submit to the Company and Purchaser a statement, accompanied by appropriate supporting documentation, of amounts paid by Parent or Seller, whether before or after Closing, that relate to the operations and ownership of the Facility and which would have been treated as MedCath Finco Debt or which would have been paid for by or on behalf of the Company for goods and services if all of such information had been available to the parties or if such amounts had been paid and recorded before the Closing Date (the “Post Closing Settlement Amount”) and Purchaser shall pay, or cause the Company to pay, the Post Closing Settlement Amount to Parent within 10 days thereafter, provided however, such payment shall not be due if either Purchaser has paid an amount of MedCath Finco Debt equal to the MFC Cap, or to the extent, but only to the extent, the payment thereof shall cause the MFC Cap to be exceeded
     Section 4.03 Transition Services Agreement. At Closing, the parties will enter into a transition service agreement (the “TSA”), the form of which is attached as Exhibit 4.03.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT
     Seller and Parent represent and warrant to the Purchaser, as follows:
     Section 5.01 Organization; Power. The Company is a limited liability company duly organized, and in existence under the laws of the State of North Carolina and qualified to do business in the State of Arizona, for which Seller states that all reports required to be filed with the North Carolina or Arizona Secretary of State have been filed, and for which no articles of dissolution have been filed with the North Carolina or Arizona Secretary of State. The Company is not required to be qualified as a foreign corporation in any other state or jurisdiction other than Arizona. The Company has all requisite power and authority to own, lease, and operate the assets used in the conduct of its business and to carry on its business as it is now being conducted and each of Seller and Parent does not have Knowledge of anything to the contrary. The Company has delivered to Purchaser true, complete, and accurate copies of its Article of Organization and Operating Agreement as presently in effect.
     Section 5.02 Authority, No Conflict. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of documents to which it is a party that are necessary for effectuating the Contemplated Transactions (collectively, the “Seller’s Closing Documents”), the Seller’s Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller’s Closing Documents and to perform its obligations under this Agreement and the Contemplated Transactions and the Seller’s Closing Documents.
     Section 5.03 Capitalization. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Interest, free and clear of all Encumbrances, charges, claims, or restrictions of any type. Seller owns 58.968898% of the total of all outstanding members’ interests in Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 5.03, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement.
     Section 5.04 Financial Statements.
     (a) The Company has delivered to Purchaser financial statements of the Company consisting of (i) audited balance sheets as of September 30th for each of 2005, 2004, and 2003 and as of June 30, 2006, and audited statements of income for the fiscal years of the Company ended September 30th for each of 2005, 2004, and 2003 and the unaudited statement of income for the ten (10) months ending as of July 31, 2006 (collectively, the “Financial Statements"—notwithstanding anything herein to the contrary, the parties agree that that July 31, 2006 income statement will be provided as soon as it becomes available during the month of August). True and correct copies of the Financial Statements are attached as Schedule 5.04A hereto. Except as otherwise set forth in the footnotes contained therein or in Schedule 5.04B, the Financial Statements disclose all liabilities, fixed or contingent, of the Company outstanding on or at the relevant dates thereof which under GAAP are to be reflected therein, except for liabilities which were incurred after the respective periods covered thereby, whether due or to become due, absolute, contingent, or otherwise, incurred in the Ordinary Course of Business which post-July 31, 2006 liabilities do not, nor could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business, or operations of the Company (“Material Adverse Effect”); provided however, no change in the results of operation or the financial condition of the Company or the Facilities arising out of, attributable to or reasonably likely to arise out of any of the following shall be deemed to constitute a Material Adverse Effect or shall be taken into consideration in determining whether there has been a Material Adverse Effect:
     (i) conditions, events, or circumstances generally affecting the economic conditions of the United States, Arizona, or the greater Tucson metropolitan area, including, without limitation, conditions, events or circumstances pertaining to the health care industry;
     (ii) the general state of the health care industry and market sectors in which the Company operates (provided, however, such general state shall under no circumstances be deemed to include any governmental investigations or proceedings against Seller or the Company even if such investigation or proceeding involves other healthcare providers);
     (iii) the execution, delivery or performance of the Contemplated Transactions by Seller or Purchaser, the public announcement of this Agreement or the identity of, or facts relating to, Purchaser or any of its affiliates;
     (iv) any breach by Purchaser of its obligations hereunder;
     (v) the transactions contemplated hereby or provided for herein;
     (vi) seasonal fluctuations in the Facility’s business consistent with prior fiscal years;
     (vii) matters described in any Schedule to this Agreement; or
     (viii) changes or proposed changes in any Legal Requirement or in any reimbursements for healthcare services under any of the Government Programs.
     (b) Since June 30th, 2006, there has not been:
     (i) Any change in or amendment to the Articles of Organization or Operating Agreement of the Company or any recapitalization or reclassification of the Company’s authorized or outstanding capital stock;
     (ii) Any sale or issuance of, or grant of options or rights to acquire, any members’ interests or other securities of the Company or any declaration, setting aside, or payment of dividends in respect of, or any direct or indirect redemption, purchase, or other acquisition of, any members’ interests or other securities of the Company, or any agreement, understandings, or commitments to do the same;
     (iii) Any transfer or other disposition or pledge of, or the grant of options or rights to acquire, any of the Interest by the Seller;
     (iv) The execution of or commencement of performance under any material agreement, contract, or arrangement not in existence on June 30th, 2006, or any amendment, termination, or revocation, or to the Knowledge of the Seller or Parent, any threat of any amendment, termination, or revocation of any material contract, agreements, or arrangement, to which the Company is, or at June 30th, 2006 was, a party, in each case, which has had or reasonably could be expected to have a Material Adverse Effect;
     (v) Any actual or threatened amendment, termination, or revocation of any license, permit, or franchise required for the continued operation by the Company of any material portion of its business;
     (vi) Any sale, transfer, mortgage, pledge, or subjection to any Encumbrance, charge, or claim of any kind, of, on or affecting any of the assets of the Company with a book value at or above $20,000 individually or $50,000 in the aggregate, except sales or utilization of inventory and obsolete equipment in the Ordinary Course of Business and consistent with past practices of the Company and liens for current taxes not yet due and payable as set forth in Schedule 5.04(f) hereto;
     (vii) Except as set forth in Section 4.02(b)(iv), any increase in the compensation paid or payable or in the fringe benefits provided to any employees of the Company other than in the Ordinary Course of Business, or the adoption of any employee benefit plans not in existence in the fiscal year ended September 30, 2005;
     (viii) [intentionally omitted]
     (ix) Any damage, destruction, or loss, whether or not covered by insurance, of any of the assets of the Company in an amount which exceeds $15,000 or which adversely affects the Company’s ability to continue to conduct its business in all material respects as such business was conducted during the thirteen (13) months ended July 31, 2006;
     (x) The incurrence of any indebtedness, either for borrowed money or in connection with any purchase of assets, or otherwise, or the issuance of debt securities that is not reflected in the June 30th, 2006 balance sheet other than borrowings that constitute MedCath Finco Debt made in the Ordinary Course of Business and subject to the cap on the amount of such debt set forth in Section 4.02(c);
     (xi) Any purchase or lease, or commitment for the purchase or lease of, vehicles, equipment, machinery, leasehold improvements, or other capital items not disclosed in the Financial Statements which involves amounts exceeding $25,000 individually or in the aggregate or which is in excess of or represents a departure from the normal, ordinary, and usual requirements of the business of the Company; and

     (xii) Any material removal of assets of the Company.
     Any exceptions to the representations and warranties in this Section 5.04(b) shall be referenced in the attached Schedule 5.04B or in the Financial Statements,
     Section 5.05 Books and Records. The books of account, record books, record of Member’s Interests, and other records of the Company, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls. At the Closing, all of those books and records will be in the possession of the Company.
     Section 5.06 No Undisclosed Liabilities. Seller and Parent have no Knowledge of any Company liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) which have or could reasonably be expected to have individually or in the aggregate, a Material Adverse Effect except for: (i) those disclosed in this Agreement or (ii) current liabilities incurred in the Ordinary Course of Business.
     Section 5.07 Compliance with Legal Requirements; Governmental Authorizations.
     (a) Seller and Parent have no Knowledge that the following representations are incorrect:
     (i) The Company is in full compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except to the extent the violation thereof would not have a Material Adverse Effect;
     (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except to the extent the items referred to in this Section would not have a Material Adverse Effect, and
     (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person, the demands of which have not been complied with by the Company, regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, and such violation or obligation has not been rectified on or before the Effective Date, except to the extent the items referred to in this Section would not have a Material Adverse Effect.
     (b) Neither the execution and delivery nor the performance of this Agreement by the Seller or the Parent, or of any of the other Agreements to be entered into by the Seller or the Parent pursuant to or in connection with the Contemplated Transactions will result in any of the following:

     (i) A default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of (i) the Articles of Incorporation or Bylaws of the Seller or the Articles of Organization or the Operating Agreement of the Company, or (ii) any lease, license, franchise, promissory note, conditional sales contract, indenture, mortgage, deed of trust, security or pledge agreement, instrument or other agreement, written or oral, to which the Company or the Seller are a party or are subject or by which any of their respective assets are bound and which is material to the Company or the Seller (a “material contract”) the default, breach of violation of which would have a Material Adverse Effect;
     (ii) The termination of any material contract or the acceleration of the maturity of any indebtedness or other material obligation of the Company or the Seller the termination or acceleration of which would have a Material Adverse Effect;
     (iii) The creation or imposition of any Encumbrance, charge, claim, or restriction of any type on any of the assets of the Company which are material, individually, or in the aggregate, to the Company or its business, or upon the Interest; or
     (iv) A loss or adverse modification of any license or permit listed in Schedule 5.07(b)(iv), subject to the Purchaser’s and the Company’s compliance with applicable change in ownership requirements.
     (c) The licenses and permits listed on Schedule 5.07(b)(iv) is a complete list of all licenses and permits material to the Company and required to operate the business of the Company as it is currently being operated, and there are no Proceedings, either Threatened or existing, which would adversely affect or limit the scope of such licenses and permits or the business of the Company.
     (d) Any exceptions to the representations and warranties in this Section 5.07 shall be as set forth on the attached Schedule 5.07.
     Section 5.08 Legal Proceedings, Orders.
     (a) Seller and Parent have no Knowledge of any pending Proceeding:
     (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or
     (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
     To the Knowledge of Seller and Parent: (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has made available to Purchaser copies of all pleadings relating to each Proceeding of which Seller or Parent has Knowledge.

     Section 5.09 Environmental Matters. Seller and Parent warrant that to their Knowledge:
     (a) The Company is in compliance with and is not in violation of or liable under, any Environmental Law the violation of which would have a Material Adverse Effect. Neither Seller nor the Company has any basis to expect any actual or Threatened order, notice, or other communication from any Governmental Body or private citizen acting in the public interest of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Company which in the case of all of the events described above which would have a Material Adverse Effect.
     (b) There are no pending or, to the Knowledge of Seller, Parent, and the Company, Threatened claims, Encumbrances, charges, claims, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest Company which in the case of all of the events described above which would have a Material Adverse Effect.
     (c ) There has been no Release or, to the Knowledge of Seller, Parent, and the Company, Threat of Release, of any Hazardous Materials at or from the Facilities other than in material compliance with the Environmental Laws.
     (d) Seller has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws. A list of such reports is attached as Schedule 5.09(g).
     Section 5.10 Fixed Assets. Schedule 5.10 is a list which , to the Knowledge of Parent and Seller, accurately lists in all material respects vehicles and items of machinery, equipment, computers, furniture, fixtures, and other similar assets or items of tangible personal property with an original purchase price in excess of $35,000, wherever located, owned by the Company (the “Fixed Assets”). Except as set forth on Schedule 5.10, to the Knowledge of Parent and Seller, none of the Fixed Assets whose original purchase price is in excess of $200,000 are in need of any material repair. In contemplation of these Transactions, neither Seller, Parent, nor the Company have removed any assets from the Facilities.
     Section 5.11 Intangible Personal Property. Schedule 5.11 is a true and correct list of all patents, copyrights, trademarks, service marks, trade names and all applications therefore filed or registered with any Governmental Body. To the Knowledge of the Parent and the Seller, the Company is not now infringing, any patent, trade name, trademark, service mark, copyright, trade secret, technology, know-how, or process belonging to any other person, firm or corporation, which infringement would have a Material Adverse Effect. Neither the Company nor the Seller has received any written notice or other indication of any such claim of infringement. With respect to the period prior to Closing, the Company owns, or holds adequate licenses or other rights to use, all patents, trademarks, service marks, trade names, copyrights, technology, software, know-how, and processes used in or necessary for the operation of the Company’s business as now conducted, provided that Purchaser acknowledges that after Closing, Company and the Purchaser will not have rights to software and related information technology used in the operation, billing and coding, maintenance of records and financial affairs of the Company and that Purchaser shall be obligated to provide or obtain such services for the Company at Purchaser’s expense, provided further however, it is contemplated that the Company and Seller or Parent will enter into the TSA at Closing to facilitate the transition of such services to Purchaser’s systems.
     Section 5.12 Real Properties; Leases. Attached hereto as Schedule 5.12 is a list setting forth the addresses and brief descriptions of each of the real properties that are owned or leased by the Company, the improvements and structures thereon, and the uses being made thereof by the Company. Each such description indicates, among other things, with respect to each such real property, whether it is leased or owned by the Company. Schedule 5.12 also contains a list of all leases under which the Company possesses or uses real property (the “Real Property Leases”) and all leases under which the Company possesses or uses items of tangible personal property which are material to the operations of the Company (the “Personal Property Leases”). True, correct, and complete copies of the Real Property Leases and Personal Property Leases have been delivered to Purchaser, together with the names and addresses of the lessors thereunder. The Company is not, and as of the Closing Date will not be, in material default, and no facts or circumstances have occurred which through the passage of time or the giving of notice, or both, would constitute a material default, under any of the Real Property Leases or the Personal Property Leases. In addition, the Company has delivered to Purchaser true, correct, and complete copies of all environmental studies and reports in the possession of the Company or any of the Shareholders with respect to any of the real properties described as Schedule 5.12. No condemnation or similar proceedings are pending or Threatened against any of the real properties set forth on Schedule 5.12.
     Section 5.13 Title to and Adequacy of Assets. The Company has good and marketable title to its assets, intangible and tangible, including, without limitation, the Fixed Assets, free and clear of restrictions or conditions on transfer or assignment, and free and clear of all Encumbrances. Except as set forth on Schedule 5.13, all of the assets of the Company are in the exclusive possession and control of the Company and the Company has the unencumbered right to use such assets without interference from others. Any exceptions to the representations and warranties contained in this Section 5.13 shall be disclosed on Schedule 5.13 hereto.
     Section 5.14 Contracts, Agreements and Commitments. To the Knowledge of Parent and Seller, Schedule 5.14 hereto contains an accurate and complete list of all contracts, agreements, and instruments to which the Company is a party or is subject and which are material to the Company or its business (excluding collective bargaining, labor, employment agreements and employment policies and benefit plans and programs that are disclosed on Schedule 5.18 hereto) and which involve at least one of the following: (i) provide for the imposition of any Encumbrance charge, claim, or restriction of any type on, or provide for the sale of any members’ interests or other equity securities of the Company, including the Interest, or on or of any assets of the Company (other than sales of assets in the Ordinary Course of

Business and consistent with past practices); (ii) require the consent of any third party to, or would be violated by, the consummation by the Company or the Seller of the Contemplated Transactions if the failure to obtain such consent or such violation would cause a Material Adverse Effect; (iii) involve the borrowing of money, or provide for capital expenditures to be made in the future, in excess of $25,000 individually or in the aggregate (whether material or not) or (iv) involves the annual expenditure of $100,000 or more by the Company unless such contract or agreement can be terminated by the Company upon 120 days prior written notice (“Material Contract”). True, correct, and complete copies of all items so listed in Schedule 5.14 have been furnished to Purchaser. Each of such Material Contracts is a valid and binding obligation of the Company and is enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity relating to the availability of equitable remedies. Except as otherwise set forth in Schedule 5.14 hereto, there are not any defaults by the Company or, to the Knowledge of the Parent or the Seller, any defaults or claims of default or of non-enforceability by the other party or parties to such Material Contracts, which individually or in the aggregate, would have a Material Adverse Affect on the Company, or would create an Encumbrance charge, claim, or restriction of any type upon any of the assets of the Company or otherwise materially and adversely affect the Company. Except as set forth on Schedule 5.14, no consent or approval of any party (other than the Company) to any of the Material Contracts is necessary in order to permit the Company to consummate the Contemplated Transactions and to allow Purchaser to acquire the Interest, without violating any such contracts, agreements, or commitments.
     Section 5.15 Accounts Receivable. At the Closing, the Company and the Seller shall deliver to Purchaser (i) a list which is accurate in all material respects, as of the end of the calendar month immediately preceding the Closing Date, of all accounts and notes receivable of the Company, including any accounts or notes receivable not reflected in the June 30, 2006 Balance Sheet, and (ii) an aging of all such accounts and notes receivable showing amounts due in 30-day aging categories. All such accounts and notes receivable on such listing arose from the provision of services by the Company in the Ordinary Course of Business. To the Knowledge of the Company or the Seller, the Company has not has received any notice and the Company has no Knowledge of any counterclaim or set-off with respect to any material accounts or notes receivable, or any facts or circumstances that would be the basis for any such counterclaim or set-off, which is not reflected or taken into account in the contractual allowance or bad debt reserves set forth in the June 30, 2006 Balance Sheet provided that no guarantee of collectibility is hereby being made. Any exceptions to the representations and warranties contained in this Section 5.15 shall be disclosed on Schedule 5.15 hereto.
     Section 5.16 Inventory. To the Knowledge of Parent and Seller, the inventory of the Company, including, without limitation, medical supplies and repair and replacement parts for equipment (“Inventory”) are in all material respects of a quality and quantity usable in the Ordinary Course of Business, except for obsolete items, damaged items, and materials at below-standard quality, all of which have been written off or written down to net realizable value.
     Section 5.17 Compliance With Law/Permits.
     Except as set forth in Schedule 5.17A, the Company is in compliance with all rules and regulations relating to reimbursement from Medicare and Medicaid, and all reimbursements received by the Company from Medicare or Medicaid were related to services actually provided and were fully reimbursable, except for failures of compliance which could not have a Material Adverse Effect on the Company. Except as disclosed on Schedule 5.17A hereto, and without limiting the generality of this Section 5.17, there are no unresolved (i) proceedings instituted or, to the Knowledge of the Parent or the Seller, Threatened by any governmental authorities against the Company or the Seller, or (ii) citations issued or, to the Knowledge of the Parent or the Seller, Threatened against the Company or the Seller, by any Governmental Body, or (iii) other notices of deficiency or charges of violation brought or, to the Knowledge of the Parent or the Seller, Threatened against the Company by any federal or state regulation or otherwise, which will or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Any exceptions to the representations and warranties contained in this Section 5.17(a) shall be set forth in Schedule 5.17A hereto.
     The Company and the Seller have delivered or made available to Purchaser a true, correct, and complete copy of the most recent surveys or safety inspection and quality assurance reports relating to the business or any of the operations of the Company prepared by any employees or consultants of the Company or by any Governmental Body having responsibility for the licensing or supervision of the type of business conducted by the Company.
     Section 5.18 Employees; Labor and Employment Agreements; Benefit Plans.
     (a) Schedule 5.18 sets forth the name of each director and officer of the Company and of each employee of the Company, together with a description of all compensation and benefits that are payable to such individuals as a result of their employment by or association with the Company. The Company has furnished to Purchaser a copy of its employee handbook and a description, in writing, of all employment or personnel policies not set forth in such handbook.
     (b) The Company is not a party to or otherwise bound by or subject to any collective bargaining or other labor, employment, deferred compensation, bonus, retainer, consulting, or incentive agreement, plan or contract except as listed on Schedule 5.18. Except as set forth in Schedule 5.18, there has been no strike or other work stoppage by, nor, to the Knowledge of the Parent or the Seller, has there been any union organizing activity among any of the employees of the Company during the past five (5) years. The Company is in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and it is not engaged in any unfair labor practice. Except as set forth in Schedule 5.18, there is no unfair labor practice complaint pending or, to the Knowledge of the Parent or the Seller, Threatened against the Company, nor, to the Knowledge of the Parent or the Seller, is there any factual basis for any such complaint.
     (c) Schedule 5.18 hereto also contains a complete list of the Employee Plans of the Company or any subsidiary or affiliate thereof (true, correct, and complete copies of which have been delivered to Purchaser). For purposes of this Section 5.18, the term “Employee Plan” includes all present plans, programs, agreements, arrangements, and methods of contribution or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of the Company, or to any other person who provides, or during the past five years provided, services to the Company, whether or not such plan or plans, programs, agreements, arrangements, and methods of contribution or compensation are subject to the ERISA, and whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are qualified under the Code. The term Employee Plan includes, but is not limited to employee benefit plans as defined in Section 3(3) of ERISA, pension, retirement, profit sharing, stock option, stock bonus, and non-qualified deferred compensation plans and includes any Employee Plan that is a multiemployer plan as defined in Section 3(37) of ERISA. The term Employee Plan also includes, but is not limited to, disability, medical, dental, worker’s compensation, health insurance, life insurance, incentive plans, vacation benefits, and fringe benefits. Any and all tax returns, reports, forms or other documents required to be filed by the Company under applicable federal, state, or local law with respect to the Employee Plans have been timely filed and are correct and complete in all material respects; and any and all amounts due from the Company to any governmental agency or entity with respect to the Employee Plans have been timely and fully paid.
     (d) All Employee Plans are now, and have always been, established, maintained, and operated in accordance, in all material respects, with all applicable laws (including, but not limited to, ERISA and the Code) and all regulations and interpretations thereunder and in accordance with their plan documents. All communications with respect to each Employee Plan by any person (including, but not limited, to the members of any plan committee, all plan fiduciaries, plan administrators, the Company and its Board of Directors, and employees) accurately reflect in all material respects the documents and operations of each such Employee Plan. Each funded Employee Plan providing for payment of deferred compensation is and always has been qualified under Section 401 of the Code. The Internal Revenue Service has issued one or more determination letters with respect to each funded Employee Plan stating that, from the inception of each such Employee Plan, such Employee Plan has been and is qualified under Section 401 of the Code and each trust maintained in connection with each such Employee Plan has been and is exempt under Section 501 of the Code. Except as set forth in Schedule 5.18, there is no unfunded liability for vested or non-vested benefits under any funded Employee Plan, and all contributions required to be made to or with respect to each Employee Plan and all costs of administering each Employee Plan have been completely and timely paid. All reports, forms, and other documents required to be filed with any governmental entity with respect to any Employee Plan have been timely filed and are accurate in all material respects. There have been no filings with respect to any Employee Plan with the Pension Benefit Guaranty Corporation (“PBGC”). No liability to the PBGC has been incurred or is expected with respect to any Employee Plan. There has been no event or condition, nor is any event or condition expected, that would present a risk of termination of any Employee Plan, or which would constitute a “reportable event” within the meaning of Section 4043 of ERISA. There has been no merger, consolidation, or transfer of assets or liabilities (including, but not limited to, a split-up or split-off) with respect to any Employee Plan. There is and there has been no actual or, to the Knowledge of the Parent or the Seller, no anticipated, Threatened, or expected litigation or arbitration concerning or involving any Employee Plan. No complaints to or by any government entity have been filed or, to the Knowledge of the Parent or the Seller, have been threatened or are expected with respect to any Employee Plan. No Employee Plan or any other person has any liability to any plan participant, beneficiary, or other person under any provision of ERISA, the Code, or any other applicable law by reason of any action or failure to act in connection with any Employee Plan. There has been no non-exempt prohibited transaction as described in Section 406 of ERISA and Section 4975 of the Code with respect to any Employee Plan. No Employee Plan provides medical benefits to one or more former employees of the Company (including retirees), other than benefits required to be provided under Section 4980B of the Code. There is no contract, agreement, or benefit arrangement covering any employee of the Company which individually or collectively would cause payment of an “excess parachute payment” under Section 280G of the Code. Any exceptions to the representations and warranties in this Section 5.18(d) shall be set forth in the attached Schedule 5.18.
     Section 5.19 Litigation and Proceedings. There is no action, suit, proceeding, or investigation, or any counter or cross-claim in any action brought by or on behalf of the Company or the Seller, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to the Knowledge of the Parent and the Seller, threatened, against the Company or the Seller, which (i) could reasonably be expected to affect adversely the Company’s or the Seller’s ability to perform their obligations under this Agreement or complete the Contemplated Transactions, or (ii) involves the reasonable possibility of any judgment or liability which will have a Material Adverse Effect. Neither the Company nor the Seller are in default with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality having jurisdiction over the Company or any of its assets or operations. Except as otherwise specifically set forth to the contrary in Schedule 5.19, all of the legal actions and proceedings, if any, listed on Schedule 5.19 involve claims for damages that have arisen out of the provision of services to third parties and, except as otherwise provided in Schedule 5.19, the liabilities, damages, costs, and expenses that may be incurred in any of such actions or proceedings listed in Schedule 5.19 will be fully covered and paid by insurance maintained by the Company. Any exceptions to the representations and warranties contained in this Section 5.19 shall be set forth on Schedule 5.18 or Schedule 5.19 hereto.
     Section 5.20 Certain Transactions. Except as set forth in Schedule 5.20, there are no existing or pending transactions, nor are there any agreements or understandings, between the Company and the Seller or Parent or any of the officers, directors, managers, or employees of the Company, or any entity in which Company has an equity interest but is not wholly-owned by the Company (“Affiliated Entity”), or any person related to or affiliated with the Seller or any officer, director, manager, employee, or Affiliated Entity, including, without limitation, any transactions, arrangements, or understandings relating to the purchase or sale of goods or services or the sale, lease, licensing, or use of any of the assets of or by the Company, with or without adequate compensation, or to any indebtedness owed to or by the Company, in any amount whatsoever.
     Section 5.21-A Taxes and Tax Returns.
     (a) (i) The Company has duly filed all Tax Returns (as hereinafter defined) which are required by law to be filed by it and each such Tax Return is correct and complete in all material respects; (ii) the Company has duly paid all Taxes (in excess of $10,000) (as hereafter defined) due or claimed to be due from it (whether or not shown on any Tax Return), and there are no assessments or claims for payment of Taxes now pending or, to the Knowledge of the Parent and the Seller, Threatened, nor any audit of the records of the Company being made or threatened by any taxing authority; (iii) there are no facts or circumstances which could reasonably be expected to constitute a basis for assessments or claims for the payment of additional Taxes for the periods covered by Tax Returns filed by the Company; and (iv) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The amounts set up as provisions for Taxes, if any, on the June 30, 2006 Balance Sheet of the Company included in the Financial Statements are sufficient for the payment of all unpaid Taxes of the Company accrued for or applicable to the periods ended on such date and all years and periods prior thereto and for which the Company, at those dates, may have been liable. Except as set forth in Schedule 5.21, the Company has properly withheld and paid, or accrued for payment, when due, to appropriate state and/or federal authorities, all sales and use taxes, if any, and all amounts required to be withheld from payments made to its employees, independent contractors, creditors, members, or other third parties and has also paid all employment taxes as required under applicable laws.
     (b) The Company has not waived any statute of limitation in respect of any taxes or assessments by any federal, state, county, local, foreign, or other taxing jurisdiction or agreed to any extension of time with respect to an assessment or deficiency in any tax.
     (c) The Company is not a party to any tax allocation or tax sharing agreement.
     (d) The Company is not liable for the Taxes of any person as a transferee or successor, by contract or otherwise.
     (e) For purposes of this Agreement, the term “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     (f) For purposes of this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
Any exceptions to the representations and warranties contained in this Section 5.21 shall be set forth on the attached Schedule 5.21.
     Section 5.21-B Insurance. Schedule 5.22 contains an accurate description in all material respects (including liability limits and deductibles) of all policies of fire, general liability, worker’s compensation, errors and omissions, malpractice, and other forms of insurance maintained by or on behalf of the Company to provide insurance protection for the assets and business of the Company. Except as set forth in Schedule 5.22 hereto, all of such policies are now in full force and effect, provided however, the parties agree that as of Closing such insurance policies shall not continue to cover the Company and the Facility and that Company shall be obligated to provide such insurance coverage for the Company and the Facility effective as of Closing, provided further however, that nothing herein shall relieve Seller from its obligations arising under Article VIIIA of this Agreement. Neither the Company nor the Seller have received any written notice of cancellation or material amendment of any such policies; no coverage thereunder is being disputed; and all material claims thereunder have been filed in a timely fashion.

     Section 5.22 Bank Accounts; Powers of Attorney. Schedule 5.22 sets forth a true and complete list, as of the date hereof, of each bank or other institution in which the Company has an account or safe deposit box, and the names of all persons authorized to draw thereon or to have access thereto and the names of all persons, if any, who hold any powers of attorney for or granted by the Company.
     Section 5.23 Operational Restrictions. The Company is not a party or subject to any agreement or instrument, any charter or other corporate restriction or any judgment, order, writ, injunction, decree, or award, which materially and adversely restricts the ability of the Company to continue to operate its business after Closing in substantially the same manner as it was operating during the twelve month period prior to Closing.
     Section 5.24 Medicare Participation/Accreditation.
     (a) The Company is eligible to receive payment without restriction under Title XVIII of the Social Security Act (“Medicare”) and is a “provider” with valid and current provider agreements and with one or more provider numbers with the federal Medicare and successor programs (the “Government Programs”) through intermediaries. To Seller’s and Parent’s Knowledge, the Company is in compliance with the conditions of participation for the Government Programs in all material respects. There is neither pending, nor to the Knowledge of Seller and Parent Threatened, any Proceeding or investigation under the Government Programs involving Company. The cost reports of the Company, as applicable, for the Government Programs referred to above, and for payment or reimbursement of any other cost report settlements, required to be filed on or before the Closing Date hereof, have been or will be properly filed, and to the Knowledge of Seller and Parent, are complete and correct in all material respects. To the Knowledge of Seller and Parent, the cost reports required to be filed by Company do not claim, and the Company has not received any material payment or reimbursement in excess of, the amount provided by Law or any applicable agreement, except where excess reimbursement was noted on the cost report. Copies of all such reports, as filed, for the three (3) most recent fiscal years of the Company referred to above have been furnished to Purchaser. Except for claims, actions, and appeals in the Ordinary Course of Business, there are no material claims, actions, or appeals pending before any commission, board, or agency, including any fiscal intermediary or carrier, Governmental Entity, or the Administrator of the Centers for Medicare and Medicaid Services, with respect to any Government Program cost reports or claims filed on behalf of the Company referred to above, on or before the date of this Agreement, or, to Seller’s or Parent’s Knowledge, any disallowances by any commission, board, or agency in connection with any audit of such cost reports. Except for those in the Ordinary Course of Business, to the Knowledge of Seller and Parent, no validation review or program integrity review related to the Company referred to above, the operation of the Company, or the consummation of the Contemplated Transactions by this Agreement, has been conducted by any commission, board, agency, or Government Entity in connection with the Government Programs, and to the Knowledge of Seller and Parent, no such reviews are scheduled, pending, or Threatened against or affecting Company, or the consummation of the Contemplated Transactions by this Agreement.
     (b) To the Knowledge of Seller and Parent, all billing practices of Company with respect to all third party payors, including the Government Programs and private insurance companies, are in compliance in all material respects with all applicable Legal Requirements of such third party payors and Government Programs in all material respects, and to the Knowledge of Seller and Parent, Company has not billed or received any material payment or reimbursement in excess of amounts allowed by Legal Requirements.
     (c) The Company is duly accredited with no material contingencies by the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”). Seller has provided Purchaser copies of such JCAHO accreditation survey report and deficiency list, if any, and the Company’s most recent statement of deficiencies and plan of correction.
     (d) To the Knowledge of Seller and Parent, neither the Company nor any partner, member, director, officer, or employee of Company, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly in connection with the Company: (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present, or potential customers, past or present suppliers, patients, medical staff members, contractors, or third party payors of Company in order to obtain business or payments from such Persons in a manner which violates in any material respect any Legal Requirement; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature, or description (whether in money, property, or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor, or any other Person in a manner which violates in any material respect any Legal Requirement; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment, or gift of funds or property to, or for the private use of, any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose of such contribution, payment, or gift is or was illegal under the Laws of the United States or under the Laws of any state or any other Governmental Entity having jurisdiction over such payment, contribution or gift in a manner which violates in any material respect any Legal Requirement; or (iv) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false, or artificial entries on any of its books or records for any reason.
     (e) To Seller’s and Parent’s Knowledge, neither the Company, nor any director or officer elected or designated by Seller or Parent, nor any employee of the Company, is a party to any arrangement related to the Company with any Person who is in a position to make or influence referrals to or otherwise generate business for the Company that is prohibited by any Law.
     Section 5.25 Medical Staff. Seller has delivered to Purchaser a true and correct copy of medical staff privilege and membership application forms used by the Company, a description of medical staff privileges, all current medical staff bylaws, rules and regulations, and amendments thereto, all credentials and appeals procedures not incorporated therein, the name of each current member of the medical staff, the age of each medical staff member, to Seller’s Knowledge, and the specialty and board certification, if any, of each medical staff member at the Company, and copies of all written Contracts between the Company and physicians, physician groups, or other members of the medical staff. Except as disclosed on Schedule 5.25, there are no pending or, to Seller’s and Parent’s Knowledge, Threatened appeals, challenges, disciplinary or corrective actions, or disputes involving applicants, staff members, or health professionals.
     Section 5.26 Hill-Burton and Other Liens. To Seller’s and Parent’s Knowledge, Company does not have outstanding any loans, grants, or loan guarantees pursuant to the Hill-

Burton Act program, the Health Professions Educational Assistance Act, the Nurse Training Act, the National Health Planning and Resources Development Act, or the Community Mental Health Centers Act, as amended, or similar laws or acts providing for the recovery of any public funds advanced under the provisions of such laws or acts relating to healthcare facilities.
     Section 5.27 Experimental Procedures. To Seller’s and Parent’s Knowledge, the performance of any experimental or research procedures or studies involving patients in the Company or any of the Facilities has complied with all Legal Requirements in all material respects. Any exception to the representations and warranties contained in this Section 5.27 shall be disclosed on the attached Schedule 5.27.
     Section 5.28 Disclosure.
     (a) No representation or warranty of Seller or Parent in this Agreement, including any schedule attached to this Agreement, omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading.
     (b) No notice given pursuant to Section 7.05 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.
     (c) Seller and Parent have no Knowledge of any facts or circumstances that would cause, or that are reasonably likely to cause, a Material Adverse Effect that have not been set forth in this Agreement or the schedules hereto.
     Section 5.29. Relationships With Related Persons. Except as set forth on Schedule 5.29, neither Seller nor any Related Person of Seller has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business.
     Section 5.30 Brokers or Finders. Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTEES OF PURCHASER
     Purchaser represents and warrants to Seller as follows:
     Section 6.01. Investment Intent. Purchaser is acquiring the Interest for its own account and not with a view to its distribution within the meaning of the Securities Act.
     Section 6.02. Certain Proceedings. There is no pending Proceeding that has been commenced against Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Purchaser’s Knowledge, no such Proceeding has been Threatened.

     Section 6.03. Brokers or Finders. Purchaser and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Purchaser as a result of the action of Purchaser or its officers or agents.
     Section 6.04 Organization; Power. The Purchaser is an Arizona not for profit corporation. The Purchaser has all requisite power and authority to own, lease, and operate the assets used in the conduct of its business and to carry on its business as it is now being conducted.
     Section 6.05 Authority, No Conflict. This Agreement constitutes the legal, valid, and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. Upon the execution and delivery by Purchaser of documents to which it is a party that are necessary for effectuating the Contemplated Transactions (collectively, the “Purchaser’s Closing Documents”), the Purchaser’s Closing Documents will constitute the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms. Purchaser has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Purchaser’s Closing Documents and to perform its obligations under this Agreement and the Contemplated Transactions and the Purchaser’s Closing Documents.
ARTICLE VII
COVENANTS OF SELLER
     Seller and Parent shall use their Best Efforts to cause the Company to operate its business only in the Ordinary Course of Business between the Effective Date and the Closing Date including, but not limited to causing the Company to: (i) utilize its Best Efforts to preserve intact the business of the Company and maintain its relations with third parties having business relationships with the Company (ii) not take any action that at the time taken, Seller or Parent should reasonably expect such action would have a Material Adverse Effect, and (iii) confer with Purchaser concerning operational matters of a material nature.
ARTICLE VIIIA
     Section 8A.01 Assignment of Employment Agreements. Prior to the Closing Parent and Seller shall cause the employment of the employees listed on Schedule 8A.01 to be transferred and the employment agreements between MedCath Corporation and Ed Myers and MedCath Corporation and Rachelle Spencer to be assigned to and assumed by the Company.
     Section 8A.02 Transition Period Payroll and Benefits. Parent and Seller shall take all action necessary or otherwise appropriate to arrange for (a) the Company’s current (and future) employees (including the employees transferred to the Company pursuant to Section 8A.01) to continue to be paid for the period from and after the Closing through December 31, 2006 (the “HR Transition Period”) pursuant to the payroll systems and procedures in effect immediately prior to the Closing, which systems and procedures include the timely funding of a Company bank account from which all payroll checks, withholdings for taxes and benefits and employment taxes are paid and (b) the Company’s current (and future) employees (including the employees transferred to the Company pursuant to Section 8A.01) and their eligible dependents to continue to participate during the HR Transition Period in the Employee Plans provided to the Company’s employees as of the Closing (including, without limitation, the MedCath Incorporated 401(k) Profit Sharing Plan and Trust (the “Seller Savings Plan”)) but excluding workers compensation coverage which will be provided by the Purchaser or the Company itself as of Closing. Purchaser shall cause the Company to pay to Parent and Seller for the payroll services provided during the HR Transition Period a processing fee on the same basis that such fee was charged to the Company in the Ordinary Course of Business prior to the Closing. The Purchaser shall cause Company to also reimburse Parent and Seller for the actual costs incurred in connection with the continued participation of the Company’s current and future employees the Employee Plans during the HR Transition Period pursuant to clause (b) of the immediately preceding sentence (including Company matching contributions to the Seller Savings Plan, insurance premiums not paid by Company employees, and benefits not covered by insurance). Parent and Seller shall submit an accounting and an invoice to the Purchaser for all amounts due to Parent and Seller under this Section 8A.02 as of the end of each payroll period during the HR Transition Period and Purchaser shall cause Company to pay such amounts to Parent and Seller within five (5) business days of the receipt of the invoice by the Purchaser.
     Section 8A.03 Withdrawal from Employee Plans. Seller shall, and shall cause the Company to, take all action necessary or appropriate, including, without limitation, providing any notices to Company employees to ensure that (i) effective upon the expiration of the HR Transition Period, the Company shall withdraw as a participating employer from all Employee Plans not sponsored by the Company and (ii) no Company employees shall be eligible to actively participate in or accrue any benefits under any such Employee Plans after the expiration of the HR Transition Period.
     Section 8A.04 Seller Savings Plan. Parent and Seller shall take, or shall cause to be taken, all action necessary or appropriate to cause each employee of the Company who participates in the Seller Savings Plan to become fully vested in the balance to the credit of his or her account thereunder effective as of the Closing. At Closing, MedCath Corporation, the Company and Purchaser shall enter into an Account Transfer Agreement in the form attached hereto as Exhibit 8A.04 which shall provide for the direct, trust-to-trust transfer as soon as administratively practicable after the expiration of the HR Transition Period from the Seller Savings Plan to a successor defined contributed plan designated by Purchaser of the aggregate account balances of all employees of the Company who participated in the Seller Savings Plan and who continue to be employed by the Company upon the expiration of the HR Transition Period.
     Section 8A.05. Other Post-HR Transition Period Benefits. On or as soon as administratively practicable after the expiration of the HR Transition Period, Parent and Seller shall cause the participation and the balances credited to the accounts (including all negative and positive account balances and all associated assets and liabilities) of the Company employees participating in each Employee Plan that is a health flexible spending arrangement (within the meaning of Proposed Treasury Regulation § 1.125-2, Q&A-7) and each Employee Plan that is a dependent care assistance program (within the meaning of Section 129 of the Code) to be transferred to a corresponding employee benefit plan of the Company or Purchaser that is a health flexible spending arrangement or dependent care assistance program, as applicable. For purposes of the preceding sentence, the amount of the associated assets to be transferred by Parent and Seller to the Company or Purchaser is the total of (i) the amount of the positive account balances of employees who are participants in the dependent care assistance program and (ii) the amount of the positive account balances of employees who are participants in the health flexible spending arrangement minus the amount of the negative account balances of employees who are participants in the health flexible spending arrangement, and Company or Purchaser, as applicable, will assume and be responsible for all associated obligations and liabilities under each such arrangement for the period beginning upon such transfer and ending June 30, 2007. Employees of the Company shall receive service credit for their pre-Closing Date service with the Company and its predecessors for vesting and eligibility purposes under the retirement and health and welfare benefit plans offered to such employees by Purchaser or Company (but only to the extent such service was taken into account under the Employee Plans on the expiration of the HR Transition Period); provided, however, that such service credits shall not operate to increase or duplicate any benefit.
     Section 8A.06 Liability for Post-Closing Terminations of Employment. If any employee of the Company is discharged by Purchaser or the Company after the Closing, Purchaser or the Company shall be solely responsible for any and all severance costs and all liability for all notices or payments due to such terminated or discharged employee and all notices, payments, fines or assessments due to any Governmental Body in each case arising from the termination or discharge of such employee.
     Section 8A.07 Post-Closing Access to Information. Purchaser acknowledges that, subsequent to Closing, Seller may need access to the Facility and to information, documents or computer data in the control or possession of Purchaser for purposes of its financial reporting obligations, concluding the transactions contemplated herein, audits, investigations, compliance with governmental requirements, regulations and requests, and the prosecution or defense of third party claims. Accordingly, Purchaser, upon reasonable notice and during normal business hours, shall grant Seller and its agents, independent auditor, and representatives access to the Facility and, if requested by Seller, cause the appropriate personnel to accompany Seller when requested by Seller; provided, however, that no such access shall materially interfere with Purchaser’s operation of the Facility. Additionally, Purchaser agrees that it will make reasonably available to Seller and its agents, independent auditors and/or governmental entities such documents and information as may be available relating to the Facility in respect of periods prior to Closing and will permit Seller, at Seller’s expense, to make copies of such documents and information. Seller shall indemnify Purchaser for all injuries or claims resulting from or relating to the actions conducted at the Facility by Seller pursuant to this Section 8A.07, and Seller shall reimburse Purchaser for any reasonable out-of-pocket expenses incurred by Purchaser in providing information requested by Seller under this section.
     Section 8A.08 Preservation and Access to Records After the Closing (a) For at least six (6) years after Closing and longer to the extent required by applicable Legal Requirements Purchaser shall keep and preserve all documents, computer data, medical records and other records and information of the Facility existing as of the Closing. Purchaser acknowledges that as a result of entering into this Agreement and operating the Facility it will gain access to patient and other information which is subject to rules and regulations concerning confidentiality. Purchaser shall abide by any such rules and regulations relating to the confidential information it acquires. Purchaser shall maintain the patient records delivered to Purchaser at Closing at the Facility after Closing in accordance with applicable Law (including, if applicable, Section 1861(v)(i)(l) of the Social Security Act (42 U.S.C. 1395(v)(1)(l)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Facility after Closing. Upon reasonable notice, during normal business hours in accordance with the requirements of applicable Laws, including, without limitation, when required, upon Purchaser’s receipt of appropriate consents and authorizations, Purchaser shall afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and the right to make copies of (at Seller’s sole cost and expense), the records transferred to Purchaser at the Closing (including, without limitation, access to patient records in respect of patients treated by Seller at the Facility), and Seller shall reimburse Purchaser for any reasonable out-of-pocket expenses incurred by Purchaser in fulfilling its obligations under this sentence. Upon reasonable notice and during normal business hours, Purchaser shall make its officers and employees available to Seller at reasonable times and places after the Closing so long as there is no material interference with the operations of the Facility. Seller shall not be entitled to remove from the Facility any original patient records except for purposes of pending litigation involving a claim against Seller or Parent with respect to the Facility by a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation. Any patient records so removed from the Facility shall be promptly returned to Purchaser following its use by Seller.
     (b) Purchaser and Seller shall reasonably cooperate with each other and each other’s insurance carriers in connection with the defense of claims made by third parties against the other party in respect of alleged events occurring while the other party operated the Facility. Such cooperation shall include, without limitation, making all of the employees reasonably available for interviews, depositions, hearings and trial; and making all of the employees reasonably available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses so long as there is no material interference with the operations of the Facility, all of which shall be done without payment of any fees or expenses to Purchaser or Seller or to such employees, except that Seller shall reimburse Purchaser for any reasonable out-of-pocket expenses incurred by Purchaser in fulfilling its obligations under this section. In addition, Seller shall be entitled to remove from the Facility any records, but only for purposes of pending litigation involving the Person to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation. Any records so removed from the Facility shall be promptly returned to Purchaser following their use by Seller.
     Section 8A.09 Cooperation on Tax Matters. Following the Closing, the parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of such parties for all periods on or prior to the Closing, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.
     Section 8A.10 Use of MedCath Name, Manuals and Policies. As soon as possible after Closing, but no later than 30 days thereafter (a) Purchaser shall cause the name of the Company to be changed to delete the name “MedCath” therefrom and change the registered office and agent to an individual employed by Purchaser and (b) the Purchaser shall ensure that all other materials with the name “MedCath” are no longer being used by the Company or the Facility in their business or operations.
     Purchaser and the Company shall be entitled to use Parent’s policies and manuals located in the Facility only in the operation of the Facility for up to 60 days after the Closing, provided that Parent and Seller shall have no liability or obligation to Purchaser or the Company arising therefrom. After the end of such period, all such policies and manuals shall be delivered to Parent.
ARTICLE VIIIB
COVENANTS OF PURCHASER
     Section 8B.01 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Purchaser will make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions.
     Section 8B.02 Best Efforts. Between the date of this Agreement and the Closing Date, Purchaser will use its Best Efforts to cause the conditions in Sections IX and X to be satisfied.
ARTICLE IX
CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE
     Purchaser’s obligation to purchase the Interest and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):
     Section 9.01 Accuracy of Representations.
     All of Parent’s and Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules to this Agreement.
     Section 9.02 Seller’s Performance.
     (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.
     (b) Each document required to be delivered pursuant to Section 4.02 must have been delivered, and each of the other covenants and obligations in this Agreement must have been performed and complied with in all respects.
     Section 9.03 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Purchaser or Company, or against any Person affiliated with Purchaser or Company, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
     Section 9.04 No Claim Regarding Interest Ownership or Sale Proceeds.
     There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any interest of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Interest.
     Section 9.05 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Purchaser or any Person affiliated with Purchaser to suffer any material adverse consequence under: (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.
     Section 9.06 No Material Adverse Effect. Since June 30, 2006, there has been no Material Adverse Effect and no material damage to its assets, whether or not insured.
     Section 9.07 Governmental Approvals and Permits. Receipt from each of the government agencies and other authorities which issued or granted a license or permit listed on Schedule 5.17B (collectively, the “Authorities”) of evidence satisfactory in form and substance to Purchaser that such Authorities have approved the transfer of ownership of the Interest of the Company to Purchaser, or such Authorities have officially advised Purchaser in writing that such approval is not required under applicable laws and regulations (or Purchaser’s counsel is satisfied that any such approval or permit is not needed by Closing); and, if required as a result of the transfer of ownership of the Interest of the Company to Purchaser, shall have issued to Purchaser and/or the Company such approvals and permits (the “New Permits”) as such Authorities, or counsel for Purchaser, determine to be required to entitle Purchaser to own the Interest and permit the Company to continue to conduct, after the Closing, the business theretofore conducted by the Company in substantially the same manner as the Company has conducted its business during the twelve (12) months prior to the date hereof without the imposition of any material addition conditions or requirements on Purchaser or the Company that were not applicable to the Company on the date hereof. Without limiting the generality of the foregoing, all applicable Governmental Bodies shall have approved the transfer of ownership of the Interest contemplated hereby or confirmed in writing that such approval is not required (or Purchaser’s counsel is satisfied that any such approval is not needed by Closing).
     Section 9.08 Other Consents and Approvals. Receipt of all consents and approvals, as set forth in Schedule 9.08, in addition to those referenced in Section 9.07 above, required for the consummation of the Contemplated Transactions and to permit Purchaser to acquire the Interest pursuant hereto, in form and substance reasonably acceptable to Purchaser.
     Section 9.09 Certificates. Receipt of a certificate or certificates executed by the Seller and of the Parent, in their capacities as such, and by the Seller, dated as of the Closing Date and reasonably satisfactory in form and substance to Purchaser, certifying that (i) each of the representations and warranties of each of the Seller and the Parent contained herein was true and correct when made and is true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date, and (ii) the Parent and the Seller have performed and complied in all material respects with all agreements, obligations, covenants, and conditions required to be performed or complied with by them pursuant hereto on or prior to the Closing Date, except as may have been waived in writing by Purchaser.
     Section 9.10 No Defaults. There shall be no defaults under any of the Material Contracts that would have a Material Adverse Effect.
     Section 9.11 Additional Instruments. The Seller shall have delivered to Purchaser certified copies of resolutions duly adopted by the Seller’s Board of Directors and, if required under applicable law, by the shareholders of the Seller, approving this Agreement and authorizing the Contemplated Transactions hereby, and such other or additional instruments, consents, endorsements, and documents as Purchaser reasonably deems to be necessary to enable the Contemplated Transactions to be consummated as provided in this Agreement. All other proceedings in connection with this Agreement and the Contemplated Transactions hereby, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in form and substance to Purchaser and its counsel.
     Section 9.12 Satisfactory Due Diligence. Purchaser’s obligation to purchase the Interest and to complete the Contemplated Transactions shall be subject to Purchaser’s due diligence review of Company and the Schedules provided by Company to be attached hereto, and Purchaser shall have found the results of such due diligence review to be satisfactory in Purchaser’s sole and absolute discretion. Purchaser shall have the right to terminate this Agreement if the Schedules and other deliverables are not acceptable to Purchaser in Purchaser’s sole discretion; provided however, this condition shall expire on the Effective Date.
     Purchaser has no Knowledge of any material violation by Seller or the Company of their representations and warranties and will give Seller written notice prior to Closing if it obtains Knowledge of any such violation or Breach by Seller or the Company.
ARTICLE X
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
     Seller’s obligation to sell the Interest and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):
     Section 10.01 Accuracy of Representations. All of Purchaser’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     Section 10.02 Purchaser’s Performance. Purchaser must have delivered each of the documents required to be delivered by Purchaser pursuant to Section 4.02 and must have paid the Purchase Price in cash required to be made by Purchaser pursuant to Section 4.02.
     Section 10.03 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Interest by Seller to Purchaser, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
     Section 10.04 Payment of Debt. Company must have paid in full its outstanding MedCath Finco Debt.
ARTICLE XI
TERMINATION
     Section 11.01. Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:
     (a) by either Purchaser or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such breach is not cured within thirty (30) days after written notice from the nonbreaching Party and such Breach has not been waived,
     (b) (i) by Purchaser if any of the conditions in Article IX has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Article X has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;
     (c) by mutual consent of Purchaser and Seller; or
     (d) by either Purchaser or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before August 31, 2006 or such later date as the parties may agree upon.
     Section 11.02. Effect of Termination. Each party’s right of termination under Section 11.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.01, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.01 and 12.03 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XII
INDEMNIFICATION; REMEDIES
     Section 12.01 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, indemnification rights and other obligations in this Agreement, the Schedules to this Agreement, the supplements to this Agreement, the documents delivered pursuant to Section 5.02, and any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of twenty (20) months, provided that the representations set forth in Section 5.02 and the first sentence of Section 5.03 shall survive indefinitely and the representations in Section 5.21 shall survive until the expiration of the applicable statute of limitations, and any claim made in writing during such twenty (20) month period shall survive until it is finally resolved and any obligations or covenants which by their terms survive for a longer period of time shall survive for such longer period. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.
     Section 12.02 Indemnification and Payment of Damages by Seller and Parent. Seller and Parent will indemnify and hold harmless Purchaser, the Company, and its respective Representatives, members, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
     (a) any Breach of any representation or warranty made by Seller or Parent in this Agreement, including the Schedules to this Agreement (without giving effect to any supplement to the Schedules to this Agreement), the supplements to the Schedules to this Agreement, or any other certificate or document required to be delivered by Seller pursuant to this Agreement;
     (b) any Breach of any representation or warranty made by Seller or Parent in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules to this Agreement, other than any such Breach that is disclosed in a supplement to the Schedules attached to this Agreement and is expressly identified in the certificate delivered pursuant to Section 4.02 as having caused the condition specified in Section 9.01 not to be satisfied;
     (c) any Breach by Seller or Parent of any covenant or obligation of Seller or Parent in this Agreement; or
     (d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

     (e) any liability of Company arising out of or in connection with the operations of the Company prior to the Closing Date that was caused by any violation of law, gross negligence, or willful misconduct of or by Seller or Parent.
     Notwithstanding anything in this Agreement to the contrary, in addition to the other limitations set forth in this Article 12, the amount of any Damages due to Purchaser from Seller or Parent for claims arising under Sections 12.02 (a) or (b) shall be limited to the amount of applicable Damages multiplied by 58.968898%; provided however, that this limitation shall not apply if the claim arises out of a Breach of: (i) Section 5.02, (ii) the first sentence of Section 5.03, or (iii) for fraud, willful misconduct, or criminal violations as provided for in Section 12.08.
     The remedies provided in this Section 12.02 will be the exclusive remedies available to Purchaser or the other Indemnified Persons for any Breach of this Agreement by Seller or Parent.
     Section 12.03 Indemnification and Payment of Damages by Purchaser. Purchaser will indemnify and hold harmless Seller and its respective Representatives, members, controlling persons, and affiliates, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Purchaser in this Agreement or in any certificate required to be delivered by Purchaser pursuant to this Agreement, (b) any Breach by Purchaser of any covenant or obligation of Purchaser in this Agreement, (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser (or any Person acting on its behalf) in connection with any of the Contemplated Transactions, or (d) any liability of the Company or arising out of or in connection with the operations of the Company at any time after the Closing Date, which was not caused by any Breach of this Agreement by Seller.
     Section 12.04 Procedure for Indemnification-Third Party Claims.
     (a) Promptly after receipt by an indemnified party of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under this Article, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party is prejudiced by the indemnifying party’s failure to give such notice.
     (b) If any Proceeding is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate due to conflicts of interest, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its intent to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article XII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights by the indemnified party and no material effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within twenty (20) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.
     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party at its own expense, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
     (d) Notwithstanding anything to the contrary in Section 12.04, Purchaser shall have the right to control the defense of Company in the Health Temp Matter and may settle it or otherwise defend Company in any reasonable manner so long as the Purchaser simultaneously settles its own potential liabilities related to the matters included in the Health Temp Matter and the terms of any settlement for the Company’s are no worse on a relative basis (based on the use of the services which are the subject matter of such lawsuit) than the terms of any settlement agreed to by Purchaser in settling its own potential liability, and Purchaser shall use its Best Efforts to so settle or defend the Health Temp Matter. Purchaser shall keep Seller and Parent informed as to any material development relating to such Health Temp Matter, including giving Seller and Parent information and reasonable prior notice relating to any proposed settlement of such matter.
     Section 12.05 Procedure for Indemnification—Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
     Section 12.06 Limitations. Notwithstanding anything in this Agreement to the contrary:
          (a) Seller and Parent shall not be under any liability or claim arising under this Agreement that shall accrue to Purchaser against Seller or Parent under Article XII hereof unless and except to the extent that (A) the liability of Seller or Parent in respect of any individual claim or series of related claims under Article XII hereof exceeds $15,000 (a “Relevant Claim”) and (B) the total liability of Seller or Parent in respect of all Relevant Claims under Article XII hereof exceeds $200,000 in the aggregate, it being the intent of the parties that Seller shall have no liability in respect of the first $200,000 of Relevant Claims (the “Basket”) under Article XII hereof. Notwithstanding the preceding sentence, Seller and Parent shall be liable in the aggregate for 58.968898% of Company’s liability payable as a result of any judgment or settlement in accordance with the terms hereof respecting Company’s potential liability arising out of or in connection with litigation pending as of the date hereof and relating to Company’s use of the temporary nurse staffing program run by the Arizona Hospital and Healthcare Association (“Health Temp Matter”) up to a total of $200,000 on a first dollar basis, and shall not have the benefit of the Basket for such purpose. Notwithstanding anything herein to the contrary, Purchaser shall pay for Company’s attorneys’ fees and related costs and expenses relating to the Health Temp Matter.
          (b) Only Purchaser may bring an action against Seller or Parent under this Article XII.
          (c) Except as provided below, the maximum liability of Seller and Parent under Article XII hereof shall not exceed $3,000,000 less any amounts paid by Seller or the Parent in connection with the Health Temp Matter (the “Cap”) after the Basket has been reached, and Seller and Parent shall have no liability under Article XII hereof in excess of the Cap; provided, however, that the Cap shall not apply in the event that Seller’s or Parent’s liability under Article XII hereof arises under or results from a breach of Section 5.02 or the first sentence of Section 5.03 hereof, or for fraud, willful misconduct, or criminal violations as provided in Section 12.08.
     Section 12.07 Limitation on Liabilities. NO PARTY SHALL BE RESPONSIBLE FOR OR HAVE ANY OBLIGATION TO INDEMNIFY, DEFEND OR HOLD HARMLESS THE OTHER PARTY OR ANY OTHER PERSON FOR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR INDIRECT DAMAGES, COSTS, EXPENSES, CHARGES OR CLAIMS, except to the extent that losses resulting from a third party claim include special, consequential, punitive, exemplary, incidental or indirect damages, costs, expenses, charges, or claims of the third party and then, only to the extent of such losses, subject, however, to all other limitations set forth herein and except as otherwise provided in this Article XII.
     Section 12.08 Limitation on Claims. The parties hereto hereby agree that any and all claims or causes of action that may arise under this Agreement or as a result of the transactions contemplated hereunder shall only be brought against the other pursuant to the terms and conditions of this Article XII except as provided below. No claim or cause of action, including, without limitation, breach of contract, may be brought under any other term of this Agreement and each party hereto IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO BRING ANY CLAIM OR CAUSE OF ACTION AGAINST THE OTHER OR ANY OTHER PERSON THAT ARISES OR MAY ARISE UNDER THIS AGREEMENT OR AS A RESULT OF THE TRANSACTIONS CONTEMPLATED HEREUNDER, EXCEPT AS PERMITTED BY ARTICLE XII OF THIS AGREEMENT AND EXCEPT IN RESPECT OF ANY CLAIM BASED ON FRAUD, WILLFUL MISCONDUCT, OR CRIMINAL VIOLATIONS WHICH CLAIM FOR FRAUD, WILLFUL MISCONDUCT, OR CRIMINAL VIOLATIONS SHALL NOT BE SUBJECT TO ANY OF THE LIMITATIONS IN THIS ARTICLE XII.

     Section 12.09 Insurance and Third Party Recovery. In determining the liability of a party for any Damages pursuant to this Article XII, no Damages shall be deemed to have been sustained by a party to the extent of any proceeds received by such party from any insurance recovery (net of all out-of-pocket costs directly related to such recovery) with respect to insurance coverage in place as of the date hereof or other recovery from a third-party (net of all out-of-pocket costs directly related to such recovery). If an amount is actually recovered from an insurance carrier or other third-party after Damages have been paid by the Indemnifying Party pursuant to Article XII, then the Indemnified Party receiving such amount shall promptly remit such amount to the Indemnifying Party.
ARTICLE XIII
GENERAL PROVISIONS
     Section 13.01 Expenses. Each Party will pay its own expenses of preparation of this Agreement and Closing of the Contemplated Transactions.
     Section 13.02 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Purchaser and Seller determine. Unless consented to by Purchaser in advance or with respect to either party, if in the reasonable opinion of their legal counsel, disclosure is required by Legal Requirements, prior to the Closing Seller shall, and shall use its Best Efforts to cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person provided that is acknowledged that the parties have disclosed this Agreement to certain physicians who are on the board of directors of the Company or who practice at the Facility and that Parent may disclose this Transaction to its lenders and to any Governmental Body. Seller and Purchaser will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Purchaser will have the right to be present for any such communication and to approve of the same.
     Section 13.03 Confidentiality. Between the date of this Agreement and the Closing Date, Purchaser and Seller will maintain their respective confidentiality obligations under the term of the letter agreement between them.
     Section 13.04 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided that a transmission receipt is obtained promptly after completion of transmission, (c) on the day after delivery to a nationally recognized overnight courier service, or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and addressed as follows:

If to Seller or Parent, to:
MedCath Incorporated
10720 Sikes Place, Suite 300
Charlotte, NC 28277
Attn: Chief Executive Officer
Tel. No.: (704) 708-6600
Fax No.: (704) 708-5035
With a copy to:
MedCath Incorporated
10720 Sikes Place, Suite 300
Charlotte, NC 28277
Attn: Chief Financial Officer
Tel. No.: (704) 708-6600
Fax No.: (704) 708-5035
With a copy to:
Moore & Van Allen PLLC
100 N. Tryon Street, Suite 4700
Charlotte, NC 28202-4003
Attn: Hal A. Levinson
Tel. No.: (704) 331-1050
Fax No.: (704) 378-2050
which copy shall not constitute notice for the purposes of this Agreement.
If to Purchaser, to:
Sally E. Jeffcoat, President and Chief Executive Officer
Carondelet Health Network
2202 North Forbes Boulevard
Tucson, Arizona 85745
Tel. No: (520) 872-7790
Fax No: (520) 872-7852
With a copy to:
Thomas M. Murphy, Esq.
Vice President/General Counsel
Carondelet Health Network
2202 North Forbes Boulevard
Tucson, Arizona 85745
Tel. No. (520) 872-7790
Fax No. (520) 872-4851

With a copy to:
R. Terry Heath, Esq.
Hall, Render, Killian, Heath & Lyman, P.C.
Suite 2000, Box 82064
One American Square
Indianapolis, Indiana 46282
which copy shall not constitute notice for the purposes of this Agreement.
     Any party may change its address for the purpose of this Section 13.04 by giving the other parties written notice of its new address in the manner set forth above.
     Section 13.05 Headings. The article, section, and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     Section 13.06 Construction.
     (a) The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event of an ambiguity, or, a question of intent or a need for interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     (b) Except as otherwise specifically provided in this Agreement (such as by “sole,” “absolute discretion,” “complete discretion”, or words of similar import), if any provision of this Agreement requires or provides for the consent, waiver, or approval of a party, such consent, waiver, and/or approval shall not be unreasonably withheld, conditioned, or delayed.
     (i) Nothing in the schedules and/or exhibits to the Agreement shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule or Exhibit identifies the exception with particularity and describes the relevant facts in reasonable detail.
     (ii) The parties intend that each representation, warranty, and covenant in this Agreement shall have independent significance. If any party has breached any representation, warranty, or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant, as the case may be.
     (iii) Words of any gender used in this Agreement shall be held and construed to include any other gender; words in the singular shall be held to include the plural; and words in the plural shall be held to include the singular; unless and only to the extent the context indicates otherwise.

     (iv) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
     (v) The word “including” means “including, without limitation.”
     Section 13.07 Severability. If any provision of this Agreement is declared by any court or other governmental body to be null, void, or unenforceable, this Agreement shall be construed so that the provision at issue shall survive to the extent it is not so declared and that all of the other provisions of this Agreement shall remain in full force and effect.
     Section 13.08 Entire Agreement. This Agreement contains the entire understanding between the parties to this Agreement with respect to the transactions contemplated by this Agreement and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to those transactions. All exhibits and schedules to this Agreement are expressly made a part of this Agreement as fully as though completely set forth in this Agreement.
     Section 13.09 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties to this Agreement, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a further or continuing waiver of any condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.
     Section 13.10 Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Seller and Purchaser and their respective successors and permitted assigns.
     Section 13.11 Successors and Assigns. No party to this Agreement shall assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the other parties to this Agreement, and any attempted assignment or delegation without prior written consent shall be void and of no force or effect; provided, however, Purchaser may, without consent but upon notice given to Seller at least five days prior to the Closing Date, assign all its rights and delegate its obligations hereunder to a corporation or other entity under direct or indirect common control with Purchaser provided that such assignment shall not relieve Purchaser of its obligations and liabilities hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties to this Agreement.
     Section 13.12 Governing Law, Jurisdiction. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Arizona (without giving effect to the principles of conflicts of laws thereof). The parties to this Agreement irrevocably agree and consent to the non-exclusive jurisdiction of the courts of the State of Arizona and the federal courts of the United States, sitting in the District of Arizona for the adjudication of any matters arising under or in connection with this Agreement, subject however to the terms of Section 13.15 below.
     Section 13.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute the same instrument.
     Section 13.14 Authority to Sign. Each person executing this Agreement in a representative capacity on behalf of a party warrants and represents to each other party that the person executing this Agreement has the actual authority and power to so sign, and to bind the person’s respective principal to the provisions of this Agreement, and that all corporate action necessary for the making of this Agreement has been duly taken.
     Section 13.15 Arbitration. Except for any claims for injunctive relief, any disagreement, dispute or claim arising out of or relating to this Agreement which cannot be settled by the parties hereto shall be settled by arbitration in accordance with the following provisions:
     (a) Forum. The forum for arbitration shall be Tucson, Arizona.
     (b) Law. The governing law shall be the law of the State of Arizona.
     (c) Selection. The number of arbitrators shall be three (3), unless the parties hereto are able to agree on a single arbitrator. In the absence of such agreement, within ten (10) business days after the initiation of an arbitration proceeding, Seller shall select one (1) arbitrator and Buyer shall select one (1) arbitrator, and those two (2) arbitrators shall then select, within ten (10) business days, a third arbitrator. If those two (2) arbitrators are unable to select a third arbitrator within such ten (10) business day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association. The decision in writing of at least two (2) of the three (3) arbitrators shall be final and binding upon the parties.
     (d) Administration. The arbitration shall be administered by the American Arbitration Association.
     (e) Rules. The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties hereto may agree upon at the time, except that each party hereto shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts in the District of Arizona. The arbitrators shall not modify the terms of this Agreement.
     (f) Award. The award rendered by arbitration shall be final and binding upon the parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction of the United States. The Arbitrators shall have authority to award legal fees and associated costs to the party that substantially prevails in any arbitration proceeding.
     Section 13.16 Disclosures in Schedules. The disclosures in the numbered Schedules set forth exceptions to the representations, warranties and other agreements made by Seller in the corresponding Section of this Agreement and are intended to qualify such representations, warranties, and agreements. The information set forth in the Schedules with respect to any Section of this Agreement shall also be deemed to qualify each other Section of this Agreement to which such information is applicable (regardless of whether or not such other Section is qualified by reference to a Schedule, but only to the extent it is reasonably apparent on its face that such information is applicable to such other Section).

     IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement effective as of the date first above written.

“SELLER”

Southern Arizona Heart, Inc.

By:	/s/ O. Edwin French

President

“PURCHASER”

Carondelet Health Network

By:	/s/ Sally E. Jeffcoat

Sally E. Jeffcoat President and Chief Executive Officer

“PARENT”

MedCath Incorporated

By:	/s/ O. Edwin French

President

LLC INTEREST PURCHASE AGREEMENT
EXHIBITS*

Exhibit A	Non-Competition Agreement
Exhibit 4.02(b)(3)	Purchaser’s Assumption of the Standby Agreement
Exhibit 4.03	Transition Services Agreement
Exhibit 8A.04	Account Transfer Agreement

*	The Registrant will furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

LLC INTEREST PURCHASE AGREEMENT
SCHEDULES*

Schedule 3.01	Equity Purchase Price
Schedule 4.02(c)	MedCath Finco Debt
Schedule 5.03	Capitalization
Schedule 5.04A	Financial Statements
Schedule 5.04B	Debts, Obligations, Liabilities, or Commitments
Schedule 5.04F	Liens for Current Taxes
Schedule 5.07	Exception to Reps and Warranties for Compliance with Legal Requirements
Schedule 5.07(b)(iv)	Licenses and Permits
Schedule 5.9(d)	Environmental Reports
Schedule 5.10	Fixed Asset Listing
Schedule 5.11	Intangible Personal Property
Schedule 5.12	Real Property; Leases
Schedule 5.13	Exceptions to Title
Schedule 5.14	Contracts
Schedule 5.15	Accounts Receivable
Schedule 5.17A	Compliance with Law
Schedule 5.18	Employees; Labor and Employment Agreements; Benefit Plans
Schedule 5.19	Litigation
Schedule 5.20	Related Parties
Schedule 5.21	Taxes and Tax Refunds
Schedule 5.22	Insurance
Schedule 5.23	Bank Accounts and Powers of Attorney
Schedule 5.25	Medical Staff
Schedule 5.27	Experimental Procedures

*	The Registrant will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.